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Exhibit 5.1

March 25, 2002

Coherent, Inc.
5100 Patrick Henry Drive
Santa Clara, CA 95054

  Re:
  REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

        We have examined the Registration Statement on Form S-3 filed by you with the Securities and Exchange Commission on March 25, 2002 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 59,246 shares of your common stock, $0.01 par value per share (the "Shares"). We understand that the Shares were issued in connection with your acquisition of a majority ownership interest in Tutcore Oy, Ltd., a company registered under the laws of Finland, and that the Registration Statement may be used by shareholders of Tutcore Oy to resell their Shares. As your legal counsel, we have examined the proceedings taken, and are familiar with the proceedings proposed to be taken, by you in connection with the issuance of the Shares by you.

        Based upon the foregoing, we are of the opinion that the Shares, as issued in the manner described in the Registration Statement, are duly authorized, validly issued, fully paid and non-assessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendments thereto.

Very truly yours,
WILSON SONSINI GOODRICH & ROSATI Professional Corporation
/s/ Wilson Sonsini Goodrich & Rosati, P.C.

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  Exhibit 5.1